Exhibit 10.1

April 6, 2016

Mr. Steven I. Marks

[ADDRESS]

Dear Steven:

On behalf of First Advantage Background Services (hereafter “the Company”), we would like to offer you the Exempt position of Assistant Controller, reporting to our FADV Corporate Controller. Your first day of employment will be April 28, 2016. Your office location will be at One Concourse Parkway NE, Suite 200, Atlanta, GA, 30328.

BASE SALARY

Your starting base salary will be $5,192.31 payable on a bi-weekly basis ($135,000 annualized).

SHORT TERM INCENTIVE

The board of managers (the “Board”) of the Employer's parent, STG-Fairway Holdings, LLC, has adopted a management financial incentive plan, under which you are eligible to participate with a target award of 20% of your Base Salary (the "Performance Bonus"). Annual performance bonus awards are in the sole discretion of the Board. Performance Bonuses are prorated based on your days of service, and the amount of the bonus will be determined by corporate performance against target business plan objectives and your performance against your annual goals, as established by First Advantage leadership and the Board. The Performance Bonus for each year will be payable following the completion of the Company’s annual financial audit, typically in April each year. Payment for the previous year is subject to your continued employment through the payment date. For 2016, you will be guaranteed a minimum of 50% of your pro forma total amount.

BENEFITS

Upon satisfaction of eligibility requirements, you may participate in various benefit plans. For health and welfare insurance benefits, you are eligible to participate in the FADV Benefit plan the first of the month following your start date and you are regularly scheduled to work at least 30 hours a week. Once your Hire Action has processed and uploaded to our Benefit system, you will be sent an email to your FADV email address, which will contain the deadline date along with instructions on how to access the system and elect Benefits under the FADV Benefit Plans. Failure to access the system by the deadline date can and will result in a non-election of benefits and no opportunity to enroll until the next Annual Enrollment period, which usually occurs in November and is effective January 1st of the new year.

In addition, you will be eligible for Leadership Paid Time-Off (LPTO) which generally averages four weeks of vacation at your discretion, holidays, health insurance, 401(k) and other employee benefits under the terms of the existing Company policies, commensurate with other Company employees at the same level as you. You will also receive a Company paid cell phone and laptop.

GENERAL TERMS

The Immigration Reform and Control Act of 1986 requires that all employers obtain documentation within the first three days of an individual’s employment to verify eligibility for employment in the United States. Documentation acceptable by the Immigration and Naturalization Service is listed on the 1-9 Employment Verification Instructions. To insure compliance with the Act, please bring original copies of your documentation to the Human Resources Department on your first day of employment. Proof of eligibility to work in the United States is required for employment. Please contact me if you need additional information regarding other documents that may be used to verify employment eligibility.

Please take note that your employment is at-will and is not for any stated or fixed period of time. This means that your employment may be terminated by you or the Company at any time, for any reason with or without cause, and with or without prior notice. This at-will aspect of your employment (which also includes the Company's right to transfer, demote, or change compensation with or without cause or prior notice) may not be modified or rescinded except in an individual written employment agreement to the contrary signed by both you and the business unit president. Furthermore, by accepting employment with the Company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the Company. You agree to provide the Company with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for the Company.

Please also be advised that the Company respects the confidential information of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The Company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The Company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto Company premises.

This letter and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between you and the Company regarding your employment. This letter sets forth the complete agreement between you and the Company regarding your employment.

By your signature below, you acknowledge and agree to all of the terms and conditions of this letter. On your start date, you will be asked to review and sign a number of documents including an acknowledgement to comply with the company's policies including non-solicitation restrictions as well as non-disclosure restrictions regarding your obligations with respect to the Company’s confidential, proprietary and trade secret information.

Upon your review of the terms and conditions of this offer, please sign and date this letter below, retain a copy for your records and return the original on or before your first day of employment. This offer is valid for five (5) days from the date of this letter.

If any part of this letter is unclear, or if you have any questions or concerns at any time during your employment with us, please do not hesitate to contact Sue Kinsey, Human Resources Director, at [phone number].

Steven, we believe that you will make significant contributions at First Advantage Background Services and we look forward to you joining our company and contributing to our shared vision.

Sincerely,

Sue Kinsey

Human Resources Director

Acceptance of Offer

Please be advised that this offer is contingent upon your successful completion of a background check, pre-employment drug screen test, and acknowledgement of the employee handbook.

I have read and understand the terms and conditions of employment indicated in this letter, and accept all such terms and conditions with regard to my employment at First Advantage.

Signature:	/s/ Steven Marks	Date Signed:	4/8/16
Steven Marks